Exhibit 10.15.1

July 25, 2016

Laura W. Doerre

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Dear Laura:

I am pleased to extend you an offer of employment and to invite you to join JELD-WEN as Executive Vice President, General Counsel and Chief Compliance Officer. In this position, you will report to me and have responsibility for all aspects of our Legal Function, Corporate Secretary, Compliance, Insurance, Corporate Risk, and Safety.

You will be a member of the JELD-WEN Senior Leadership Team (the SLT is our most senior executive team) and will be involved in running the company, managing the board of directors, and engaging with investors.

We will nominate you for a Board appointment to the JELD-WEN Retirement Benefits Administration Committee. This committee has administration and fiduciary responsibilities of our 401(k), Pension, ESOP and future KSOP plans.

The SLT, Onex, and I enthusiastically welcome you to our team and know that you will bring tremendous skill and experience that will benefit the company. We ask that you commence your new position on or about September 1, 2016.

I want to confirm the following important aspects of our offer of employment.

Annual Salary

As Executive Vice President, General Counsel and Chief Compliance Officer, your starting salary will be $500,000 per annum. Yearly management salary evaluations are completed on or about April 1st of each calendar year. However, no salary adjustment is guaranteed.

Annual Bonus

You will participate in the JELD-WEN Management Incentive Plan (MIP), as approved annually by the Board of Directors. The amount of your bonus, if any, for any calendar year will be determined pursuant to the goals, terms and conditions of the plan approved by the Board for that year and will be paid the first quarter of the following calendar year. Your bonus target is 75% of your annual salary. Details of the performance goals and measures for the 2016 Management Incentive Plan are attached.

For 2016, you are guaranteed a bonus of $200,000 to be paid out on or about March 15, 2017. This bonus is intended to replace bonus opportunity forfeited upon your resignation from your current employer. You will be eligible under the JELD-WEN MIP plan from September through December 2016, given a September, 2016 start date.

Equity Grant

You will be eligible to receive a target equity award valued at $800,000 in Q1 of 2017. This award will be in the combination of Stock Options, Performance Shares and/or Restricted Stock Units under the terms and conditions of the equity plan in place at the time of grant.

Unvested Equity and Deferred Cash

In consideration of your current, unvested restricted stock and deferred cash at your current employer, the following grants will be issued.

Stock Options

Upon joining JELD-WEN, you will be awarded $800,000 of value, in the form of stock options. These options will be formally granted upon approval of our Compensation Committee at their next regularly scheduled meeting following the commencement of your active employment with JELD-WEN. Stock Options have a ratable vest over 5 years. Any future options will be at the company’s sole discretion. Additional details on the stock option program are attached. Stock Option Agreements finalizing the grant and outlining all related terms and conditions will be forwarded to you upon approval by the Committee.

Restricted Stock Units

Upon joining JELD-WEN, you will be granted $1,000,000 of value, in the form of Restricted Stock Units (“RSU”s). This grant will be formally approved by our Compensation Committee at their next regularly scheduled meeting following the date you commence active service. RSUs have a cliff vest at 3 years of the grant date. RSU Agreements outlining the terms and conditions of the award will be forwarded to you following this approval.

Deferred Cash

Upon joining JELD-WEN, you will be awarded $300,000 in cash payments. 50% will vest and be paid in December 2017 and 50% will vest and be paid in December 2018. You must be actively employed at the time of distribution to be eligible to receive payment.

Relocation

We will assist you with your relocation from the Houston area to Charlotte area. You will be required to relocate permanently to Charlotte by [date TBD]. JELD-WEN will cover normal relocation expenses as provided under standard corporate relocation programs. Details of our relocation program will be provided upon acceptance of our offer. Until you relocate, the company has agreed to provide you with temporary housing in Charlotte. Temporary housing benefits are considered compensation under IRS guidelines and will be taxed accordingly and cover housing and transportation to/from Houston.

Employee Benefits

JELD-WEN provides employees with a comprehensive and competitive employee benefit package including medical, dental and life insurance and a 401(k) plan. I have enclosed an outline of the JELD-WEN benefits that you will receive. If you should have any questions regarding this benefits package, please contact me so that I can fully explain our benefits.

Vacation / Paid Time Off (PTO)

For 2016 you will receive a prorated portion of 5 weeks of PTO to use in 2016. For 2017 and each calendar year thereafter, you will have five (5) weeks’ PTO. PTO benefit increases are subject to JELD-WEN policy.

Other

This offer is conditioned on passing a pre-employment drug test and the results of a background screening. JELD-WEN is committed to a drug free work place and has a substance abuse program that calls for pre-employment and post-employment screening and testing. JELDWEN pays the full cost for your drug and background screening. Additionally, JELD-WEN does not intend for you to breach any enforceable agreement between you and any previous employer. This offer is expressly contingent upon your agreement to abide by any nondisclosure covenant(s) with any prior employer(s). You agree that you shall not under any circumstances disclose to JELD-WEN or anyone acting on its behalf any confidential or proprietary information that you have acquired through prior employment that is (1) non-public and (a) protected and considered as trade secrets by such prior employer, or (b) otherwise legally protectable.

Our offer is also contingent upon your execution of the JELD-WEN Management Employment Agreement. I have attached a copy of our Management Employment Agreement. Please sign, date, and return the Agreement prior to your first day of work.

While we mutually desire that you will commence employment on or about September 1, 2016, your precise start date will be determined upon acceptance of this offer. Please call me or Tim Craven if you have any questions.

We will all be thrilled to have you on our team!

Warm regards,

/s/ Mark Beck

Mark Beck

President and Chief Executive Officer

JELD-WEN, Inc.

Enclosures